EXHIBIT 10.37

Portions Subject to Confidential Treatment Request Under Rule 406

LICENSE AGREEMENT

BETWEEN

VGX ANIMAL HEALTH

(VGXAH)

AND

VGX PHARMACEUTICALS

(VGXP)

1

LICENSE AGREEMENT

This License Agreement (“AGREEMENT”) is between VGX Animal Health Inc. (“VGXAH”), a Delaware corporation, with offices located at 2700 Research Forest Drive, The Woodlands, TX 77381, and VGX Pharmaceuticals, Inc., a Delaware corporation organized (“VGXP”), having a place of business at 450 Sentry Parkway, Blue Bell, PA 19422.

1.       DEFINITIONS

1.1   CALENDAR QUARTER means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.2   CALENDAR YEAR means each 12-month period beginning on January 1.

1.3   DEVELOPMENT PLAN means the plan, as it may be amended from time to time, for the development and/or marketing of the VGXP LICENSED PRODUCTS that demonstrates VGXAH’s commitment to bring the VGXP PATENT RIGHTS to practical application.  The initial DEVELOPMENT PLAN will be attached hereto, as Attachment 2, within 60 days of the EFFECTIVE DATE.

1.4   EFFECTIVE DATE means the date on which VGXAH and VGXP have both fully executed this AGREEMENT.

1.5   EXCLUDED PROCEEDS means all proceeds reasonably and fairly attributable to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like (iii) investments in VGXAH at fair market value; (iv) reimbursements of patent prosecution costs and patent maintenance expenses; (v) reimbursement for the cost of research and/or development services provided on the basis of full-time equivalent efforts of personnel not in excess of commercially reasonable full-time equivalent rates.

1.6   FAIR MARKET VALUE means the cash consideration which VGXAH or a sublicensee thereof would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.7   INAD APPLICATION means an Investigational New Animal Drug Application filed with the United States Food & Drug Administration prior to administration of a pharmaceutical product to animals.

1.8   NADA means a New Animal Drug Application filed with the United States Food & Drug Administration or its foreign equivalents prior to sale of a pharmaceutical product to animal.

1.9 PATENT MAINTENANCE PAYMENT means an annual charge from VGXP to VGXAH to cover the estimated cost of maintaining the patents related to the field of animal health (“FIELD”) under the VGXP PATENT RIGHTS.

1.10 VGXP LICENSED PRODUCT(S) means product(s) which is/are made, made for, used by, imported by or for, sold by or offered for sale by VGXAH and/or any sublicensee(s) of VGXAH to unrelated third parties which fall under the scope of the VGXP PATENT RIGHTS.

1.11 VGXP PATENT RIGHTS means all of VGXP’s interest in the rights represented by or issuing from (including all claims referenced within) those United States patents and patent applications listed in Attachment 1, including, in each case, any continuations, continuations-in-part, divisions, provisionals, substitute applications, and any patent issuing therefrom, and any reissues, reexaminations, renewals and/or extensions (including any supplemental patent certificate) based thereon, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.12 SALE means any bona fide transaction for which consideration is received or promised for the sale, use, lease, transfer or other disposition of VGXP LICENSED PRODUCT(S) to an unrelated third party.  A SALE of VGXP LICENSED PRODUCT(S) shall be deemed completed at the time VGXAH or its sublicensee invoices, ships or receives payment for such VGXP LICENSED PRODUCT(S), whichever occurs first.

1.13 NET SALES means the gross amount invoiced for SALES, less qualifying costs directly attributable to such SALES and actually identified on the invoice and borne by VGXAH or its sublicensee(s).  Such qualifying costs shall be limited to the following:

1.13.1 Discounts and rebates, in amounts customary in the trade, for quantity purchases, prompt payments, for wholesalers and distributors;

1.13.2 Credits, allowances and/or refunds, not exceeding the original invoice amount, for rejections, claims and/or returns;

1.13.3 Prepaid outbound transportation expenses and transportation insurance premiums;

1.13.4 Sales and use taxes, tariffs, duties, surcharges and other fees imposed by a governmental agency; and

1.13.5 Retroactive price reductions actually applied in an invoice.

NET SALES of a commercial product comprising one or more VGXP LICENSED PRODUCTS and one or more other active ingredients (a “COMBINATION PRODUCT”) shall be calculated as set forth above, subject to the provisions of Section 3.1.4.

1.14 TERRITORY A shall mean the United States of America.  TERRITORY B shall mean any country that is a part of the European Union.  TERRITORY C shall mean any country that is not the United States of America or a part of the European Union.

1.15 FIELD or FIELD OF USE is used interchangeably and means the practice, including the making, using, selling, or offering to sell any product or services, in the field of animal health.  Such practice contemplates application of any product or services to an end user that is an animal that is non-human.  One example of such end use is the treatment of a farm animal with a DNA product for therapeutic purposes.

1.16 DEVICE PATENT RIGHTS means all of VGXP’s interest in the rights represented by United States Patent Number 7,245,963 and United States patent application Serial Number 60/852,149, including, in each case, any continuations, continuations-in-part, divisions, provisionals, substitute applications, and any patent issuing therefrom, and any reissues, reexaminations, renewals and/or extensions (including any supplemental patent certificate) based thereon, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.17 PATENTED DEVICES means any and all devices and use of same that is covered by the DEVICE PATENT RIGHTS, and in particular, the devices are those used for the electroporation of DNA to animals or cells of an animal.

1.18 DEVICE FACILITATED PRODUCT means any product that is delivered to an animal, or made for the purposes of delivering to an animal, using the PATENTED DEVICES.

1.19  PRODUCT IMPROVEMENTS shall mean all inventions for which patent applications are or may be filed, whether ultimately patentable or not, that are conceived or first reduced to practice by VGXAH and/or any sublicense(s) that incorporate or otherwise expand on inventions that are subject to VGXP PATENT RIGHTS and that relate to the make, use, import, sale, or offer of sale of VGXP LICENSED PRODUCT(S).

1.20.  AFFILIATE means any corporation, firm, limited liability company, partnership, or other entity that directly or indirectly controls, or is controlled by, or is under common control with a Party to this Agreement. For the purpose of this definition, control means ownership, directly or through one or more Affiliates, of fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

2.             LICENSE GRANT

2.1 Subject to the terms and conditions of this AGREEMENT, VGXP grants to VGXAH for the term of this AGREEMENT an exclusive, world-wide right and license under the VGXP PATENT RIGHTS, with the right to grant sublicenses, to make, have made, use, import, sell and offer for sale VGXP LICENSED PRODUCT(S) in the FIELD OF USE.

2.2 VGXP agrees to provide VGXAH with limited rights under the DEVICE PATENT RIGHTS to the extent needed in order to enable the use of the VGXP LICENSED PRODUCT(S), and such agreement is provided in the NONEXCLUSIVE DEVICE AGREEMENT, executed by the parties on August 15, 2007, attached hereto as Attachment 3, and incorporated to this AGREEMENT in its entirety.

3.             FEES AND ROYALTIES

3.1   License Initiation Fee and Royalties

3.1.1        As part of the consideration for the bundle of rights granted to VGXAH hereunder, VGXAH shall pay to VGXP, on a quarterly basis: a) a royalty of ******  of the NET SALES of each VGXP LICENSED PRODUCT which is sold by VGXAH, including any sold by independent contractor(s) or agent(s) of VGXAH, and b) ****** of any royalties paid by a sublicensee(s) of VGXP PATENT RIGHTS to VGXAH.  In determining the earned royalty payment, if any, such payment shall be made by VGXAH at the end of any CALENDAR QUARTER following first SALE of a VGXP LICENSED PRODUCT.  Such royalty payments shall terminate on a product-by-product and country-by-country basis upon the later of (a) the date which is ten (10) years after the date of the first SALE of such VGXP LICENSED PRODUCT in such country, or (b) in any country in which patent rights exist for any VGXP LICENSED PRODUCT, the date of expiration of the last-to-expire patent in such country, within the definition of VGXP PATENT RIGHTS, with a valid claim covering the VGXP LICENSED PRODUCT.

3.1.2        In the event that a sold product is both a DEVICE FACILITATED PRODUCT and a VGXP LICENSED PRODUCT, royalty payment by VGXAH to VGXP shall include only one ****** royalty obligation for each sale event of such product.

3.1.3        Within thirty (30) days after the end of each of the periods specified below, VGXAH shall pay to VGXP the specified percentage of any sublicense initiation fee and any other non-royalty payment(s), net of all EXCLUDED PROCEEDS, including those resulting from co-marketing, strategic alliance, joint venture and other similar arrangement(s), actually received during such period by VGXAH from a sublicensee resulting from activities with VGXP LICENSED PRODUCT(S).  Any non-cash consideration received by VGXAH from such sublicensee shall be valued at its FAIR MARKET VALUE as of the date of receipt by VGXAH.

Period	Percentage

EFFECTIVE DATE to 12 months after the EFFECTIVE DATE	******

12 months and one day after EFFECTIVE DATE to 24 months after the EFFECTIVE DATE	******

24 months and one day after EFFECTIVE DATE to 36 months after the EFFECTIVE DATE	******

3.1.4        In the event one or more VGXP LICENSED PRODUCTS are sold in a COMBINATION PRODUCT, the amount of royalties and sublicense revenues paid to VGXP pursuant to this Section 3.1 shall be based on the portion of the FAIR MARKET VALUE of such combination of products reasonably attributable to the VGXP LICENSED PRODUCT(S).

3.1.5        VGXAH acknowledges and agrees to assume from VGXP all of the payment obligations from VGXP to Ronald O. Bergan and Mary Alice Bergan (collectively referred to as “BERGANS”), which have been stipulated in the Asset Purchase Agreement, section 2.1(a)(vii), made between VGXP and ADViSYS, dated February 21, 2007, such payments being related to the FIELD OF USE.

3.1.6        Upon the occurrence of the conditions in section 2.1(a)(iv) of the Asset Purchase Agreement, the parties agree to perform the following:

                (a) VGXP shall deliver ***** shares of VGXP stock to the BERGANS,

                (b) VGXAH shall deliver a number of shares of VGXAH stock that equals a fair market value of ****** at the time of VGXP’s delivery of the ****** shares of VGXP stock, and

                (c) Parties agree that the valuation of VGXAH stock shall be based on the per share price of the next round of financing, such round occurring within 6 months from date of VGXP delivering shares to BERGANS, provided that such round raised greater than ******.

3.2   Diligence and Milestone Fees

3.2.1        VGXAH shall use commercially-reasonable efforts to develop for SALE and to market VGXP LICENSED PRODUCTS in a manner consistent with the DEVELOPMENT PLAN.

3.2.2        For the term of the Agreement, VGXAH shall provide VGXP on each January 30th, written progress reports, setting forth in such detail as VGXP may reasonably request, the progress of the development, evaluation, testing and commercialization of each VGXP LICENSED PRODUCT.  VGXAH shall also notify VGXP in writing within thirty (30) days of the first SALE of each VGXP LICENSED PRODUCT.

3.2.3        VGXAH shall provide VGXP with a written, current DEVELOPMENT PLAN once every twelve months, beginning upon attachment of the initial DEVELOPMENT PLAN, attached hereto as ATTACHMENT 2.

3.2.4        Any of the events listed below that occur after the EFFECTIVE DATE shall require that the following milestone payments be paid by VGXAH to VGXP within sixty (60) days after the achievement of the respective milestone event. The aforementioned notwithstanding, VGXAH shall not be obligated to remit a milestone payment to VGXP until it has raised five million dollars ($ 5,000,000) in total capital. Any milestone payment obligation arising prior to raising five million dollars ($ 5,000,000) in total capital shall be accrued and become immediately payable upon reaching or surpassing this threshold. The milestone payments shall be made for each VGXP LICENSED PRODUCT for each animal species.

Event	Amount

Filing of an INAD APPLICATION	$250,000

Initiating of a Phase III or pivotal trial	$500,000

Receipt of an NADA approval letter for the first VGXP LICENSED PRODUCT in TERRITORY A	$1,000,000

Receipt of an NADA approval letter for the first VGXP LICENSED PRODUCT in TERRITORY B	$1,000,000

Receipt of an NADA approval letter for the first VGXP LICENSED PRODUCT in TERRITORY C excluding Lifetide™ SW 5 in Australia	$1,000,000

3.3   Reports and Records

3.3.1        VGXAH shall deliver to VGXP within forty-five (45) days after the end of each CALENDAR QUARTER following the first SALE of VGXP LICENSED PRODUCTS, a written report, certified by the chief financial officer or treasurer of VGXAH (or an officer of VGXAH charged with the duties typically entrusted to the chief financial officer or treasurer of a Delaware corporation), setting forth the calculation of the royalties due to VGXP under Section 3.1.1 and 3.1.2 herein for such CALENDAR QUARTER, including, without limitation:

3.3.1.1             Gross consideration for SALES of VGXP LICENSED PRODUCTS, including all amounts invoiced, billed or received;

3.3.1.2             NET SALES of VGXP LICENSED PRODUCTS listed by country;

3.3.1.3             Royalties owed to VGXP, listed by category, including, without limitation, earned, sublicensee-derived, and minimum royalty categories.

3.3.2        VGXAH shall pay the royalties due under Section 3.1.1 and 3.1.2 within forty-five (45) days following the last day of each CALENDAR QUARTER in which the royalties accrue.  With royalties, VGXAH shall send the report described in Section 3.3.

3.3.3        VGXAH shall maintain, and cause its sublicensees to maintain, complete and accurate books and records which enable the royalties payable under this AGREEMENT to be verified.  The records for each CALENDAR QUARTER shall be maintained for three years after the submission of the report covering such period.  Upon reasonable prior notice to VGXAH, VGXAH shall provide VGXP (or an independent, certified public accounting firm selected by VGXP and reasonably acceptable to VGXAH) with access, during normal business hours, to all books and records relating to the SALES of VGXP LICENSED PRODUCTS by VGXAH and its sublicensees to conduct a review or audit of those books and records solely for purposes of verifying royalties paid or due under this AGREEMENT.  Access to VGXAH’s and sublicensee’s books and records for the applicable period(s) shall be available at least once each CALENDAR YEAR, during normal business hours, during the term of this AGREEMENT and for three years after the expiration or termination of this AGREEMENT.  If the audit is performed by an independent, certified public accounting firm selected by VGXP and reasonably acceptable to VGXAH and such auditor determines that VGXAH has underpaid royalties by five percent (5%) or more, then VGXAH shall pay the costs and expenses of VGXP and its accountants in connection with their review or audit, in addition to such underpayment.

3.3.4        VGXP is entitled to only one copy of any reports under this Section 3.3, and shall distribute such reports or audit results only to such persons as may reasonably require such reports or audit results in order for VGXP to fulfill its obligations, or enforce its rights, under this AGREEMENT.

3.4   Currency, Payment Method.

3.4.1        All dollar amounts referred to in this AGREEMENT are United States dollars.  All payments to VGXP under this AGREEMENT shall be made in United States dollars by check payable to “VGX Pharmaceuticals.”  If VGXAH receives revenues from SALES of VGXP LICENSED PRODUCTS in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable CALENDAR QUARTER.

3.4.2        Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month (or maximum allowed by law, if less).

4.             CONFIDENTIALITY

4.1   CONFIDENTIAL INFORMATION means and includes all technical and business information, plans, inventions, developments, discoveries, improvements, software, know-how, procedures, methods, techniques, formulae, data, processes, studies, and other proprietary ideas, whether or not patentable or copyrightable, that a party hereto identifies as confidential or proprietary at the time it is delivered or communicated to the other party hereto, or any other information that should reasonably be recognizable by its nature to be confidential or trade secret information of a party (including, without limitation, information respecting such party’s business plans, sales and sales methods, customers and prospective customers). CONFIDENTIAL INFORMATION should be in writing and marked confidential or, if oral, should be reduced to writing within two weeks of disclosure and marked confidential.

4.2   Each party shall maintain in confidence and not disclose to any third party any CONFIDENTIAL INFORMATION of the other party for the term of this Agreement and for five (5) years thereafter.  Each party shall ensure that its employees have access to CONFIDENTIAL INFORMATION of the other party only on a need-to-know basis, and are obligated to abide by such party’s obligations under this AGREEMENT.  The foregoing obligation shall not apply to the below exceptions:

4.2.1        information that is known to the receiving party prior to the time of disclosure, and was not received directly or indirectly from the disclosing party hereunder in violation of a confidentiality obligation, unless received subject to non-disclosure and non-use obligations, or independently developed by or for the receiving party, without exposure to or benefit of the disclosing party’s

CONFIDENTIAL INFORMATION, in each case, to the extent evidenced by written records;

4.2.2        information disclosed to the receiving party, without restriction, by a third party that has a right to make such disclosure;

4.2.3        information that was or becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party or a third person developing or obtaining such information as a matter of right; and

4.2.4        information which the disclosing party permits, in writing, the receiving party to publicly disclose.

4.3 If a receiving party is required to disclose any of the disclosing party’s CONFIDENTIAL INFORMATION by order of a governmental authority or a court of competent jurisdiction; the receiving party shall timely inform its disclosing party, reasonably cooperate at the disclosing parties expense with any reasonable action the disclosing party takes to attempt to obtain confidential treatment of such information by the authority or court, and limit its disclosure of such information to the extent practical.

4.4 VGXP shall not be obligated to maintain any CONFIDENTIAL INFORMATION of VGXAH except for the reports required in Section 3.3.  VGXP shall use reasonable efforts not to disclose those reports to any third party (subject to the exceptions of Section 4.2).  VGXP bears no institutional responsibility for maintaining the confidentiality of any other CONFIDENTIAL INFORMATION of VGXAH.

5.             TERM AND TERMINATION

5.1   This AGREEMENT, unless sooner terminated as provided in this AGREEMENT, shall terminate upon the later of: (a) the expiration or abandonment of the last patent that is a component of the VGXP PATENT RIGHTS; or (b) twenty-five (25) years after the EFFECTIVE DATE.

5.2   VGXAH may terminate this Agreement upon: (a) thirty (30)-days written notice to VGXP, if the sale or other exploitation of the VGXP LICENSED PRODUCT(s) becomes technologically or commercially unfeasible, or (b) thirty (30)-days written notice to VGXP; and by completing all the following:

5.2.1        ceasing to make, have made, use, import, sell and offer for sale all VGXP LICENSED PRODUCTS;

5.2.2        terminating all sublicenses relating to VGXP LICENSED PRODUCTS, and causing all sublicensees to cease making, having made, using, importing, selling and offering for sale all VGXP LICENSED PRODUCTS; and

5.2.3        paying all monies owed to VGXP under this AGREEMENT.

5.3   VGXP may terminate this AGREEMENT, upon ten (10)-days written notice to VGXAH, if any of the following events of default (“Default”) occur:

5.3.1       VGXAH is more than sixty (60) days late in paying either VGXP or BERGANS (see Section 3.1.5, above) any royalties, expenses or any other monies due under this AGREEMENT and VGXAH does not immediately pay VGXP or BERGANS in full any amounts due upon demand; or

5.3.2       VGXAH experiences a Trigger Event (defined in Section 5.4, below);

5.3.3       VGXAH materially breaches this AGREEMENT and does not cure the material breach within thirty (30) days after written notice of such material breach.

5.4   “Trigger Event” means any of the following:

5.4.1        If VGXAH:

5.4.1.1     becomes insolvent, bankrupt or generally fails to pay its material debts as such debts become due;

5.4.1.2     is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, is not discharged within thirty (30) days of such appointment; or

5.4.1.3     makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within thirty (30) days;

5.4.2       If proceedings under any United States law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by VGXAH;

5.4.3       If any order for relief is entered relating to any of the proceedings described in Section 5.4.;

5.4.4       If VGXAH shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or

5.4.5       If VGXAH shall, by any act or failure to act, indicate its consent to, approval of or acquiescence in any of the proceedings described in Section 5.4.

5.5   The provisions of Sections 5.3 and 5.4 shall apply to a Default of, or a Trigger Event experienced by, any sublicensee of VGXAH’s rights hereunder if and to the extent that such Default of, or Trigger Event experienced by, the sublicensee causes VGXAH to fail to meet its diligence obligations under Section 3.2.

5.6   Upon and after any termination of this AGREEMENT, VGXAH and any sublicensee thereof shall refrain from further manufacture, sale, marketing, importation and/or distribution of VGXP LICENSED PRODUCT(s).

5.7   Upon termination of this AGREEMENT, each (receiving) party shall, at the other (disclosing) party’s request, return to the other party all CONFIDENTIAL INFORMATION (except for one copy for archival purposes) of the other party provided hereunder.

5.8   Upon termination of this AGREEMENT, VGXAH shall inventory in writing as soon as commercially practicable and in any event no later than sixty (60) days after termination: (a) all completed VGXP LICENSED PRODUCT(s) on hand, under the control of VGXAH or sublicensee(s) thereof; and (b) all VGXP LICENSED PRODUCT(s) in the process of manufacture and component parts thereof.  VGXAH shall deliver copies of such written inventories, verified by an officer of VGXAH, forthwith to VGXP.  VGXP shall have forty five (45) days after receipt of such verified inventories within which to challenge the inventory and request an audit thereof.  Upon five (5)-days written notice to VGXAH, VGXP and its agents shall be given access during normal business hours to the premises of VGXAH, and/or sublicensees thereof for the purpose of conducting an audit.

5.9   Upon the termination of this AGREEMENT, VGXAH shall at its own expense forthwith remove, efface or destroy all references to VGXP from all advertising or other materials used in the promotion of VGXAH’s business or the business of any sublicensee of VGXAH and VGXAH and any sublicensee thereof shall not thereafter represent in any manner that it has rights in or to the VGXP PATENT RIGHTS or VGXP LICENSED PRODUCT(s).

5.10 Notwithstanding the foregoing, if this AGREEMENT terminates other than for reasons of default, Section 5.3, VGXAH shall have a period of six (6) months to sell off its inventory of VGXP LICENSED PRODUCT(s) existing on the date of termination of this AGREEMENT and shall pay royalties to VGXP with respect to such VGXP LICENSED PRODUCT(s) within thirty (30) days following the expiration of such six-month period.

5.11 Each party’s obligation to pay all monies owed and accruing as of the date of termination under this AGREEMENT shall survive termination of this AGREEMENT.

6.             IMPROVEMENTS TO INVENTIONS COVERED BY VGXP PATENT RIGHTS

                When a PRODUCT IMPROVEMENT is conceived or reduced to practice by VGXAH and/or its sublicensee(s), and such PRODUCT IMPROVEMENT incorporates or otherwise expands on invention(s) that are covered by VGXP PATENT RIGHTS and/or relate to the make, use, import, sale, or offer of sale of VGXP LICENSED PRODUCT(S), VGXAH and/or its sublicense(s) hereby assign their entire right, title and interest in such PRODUCT IMPROVEMENT to VGXP.  Furthermore, VGXAH and/or sublicense(s) agree to cooperate with VGXP in obtaining patent protection to such PRODUCT IMPROVEMENT at VGXP’s cost, including but not limited to the execution of any and all lawful papers in the U.S. and foreign patent offices.  VGXP hereby grants VGXAH a license in the FIELD OF USE under any resulting patents related to same PRODUCT IMPROVEMENT under similar terms as that provided for VGXP PATENT RIGHTS under this AGREEMENT.

7.             PATENT MAINTENANCE AND REIMBURSEMENT

7.1   VGXP shall solely control, prosecute and maintain the VGXP PATENT RIGHTS during the term of this AGREEMENT.

7.2   VGXAH shall remit a PATENT MAINTENANCE PAYMENT to VGXP on each anniversary of this AGREEMENT. The initial PATENT MAINTENANCE PAYMENT shall be ****** and such amount shall be reviewed by the parties after the second anniversary of this AGREEMENT and from time to time. After each review the parties may in good faith adjust the PATENT MAINTENANCE PAYMENT upon mutual agreement in writing between VGXP and VGXAH.

8.             INFRINGEMENT AND LITIGATION

8.1   VGXP and VGXAH are responsible for notifying each other promptly of any known or suspected infringement of VGXP PATENT RIGHTS, which may come to their attention after the EFFECTIVE DATE.  VGXP and VGXAH shall consult one another in a timely manner concerning an appropriate response to the infringement.

8.2   VGXAH may prosecute such infringement at its own expense.  VGXAH shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on VGXP or grants any rights to the VGXP PATENT RIGHTS, without VGXP’s prior written permission.  Financial recoveries from any such litigation will first be applied to reimburse VGXAH for its litigation expenditures with additional recoveries being paid to VGXAH, subject to lost royalty due VGXP based on such infringement.

8.3   VGXAH’s rights under Section 8.2 are subject to the continuing right of VGXP to intervene at VGXP’s own expense and join VGXAH in any claim or suit for infringement of the VGXP PATENT RIGHTS.  Any consideration received by VGXP or VGXAH in settlement of any claim or suit shall be shared between VGXP and VGXAH in proportion with each party’s share of the litigation expenses reasonably incurred in such infringement action.

8.4   If VGXAH fails to prosecute any material infringement of VGXP PATENT RIGHTS, VGXP may prosecute such material infringement at its own expense.  In such event, financial recoveries will be entirely retained by VGXP.

8.5   In any action to enforce any of the VGXP PATENT RIGHTS, either party, at the request and reasonable expense of the other party, shall cooperate to the fullest extent reasonably possible.  This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

9.	REPRESENTATIONS AND WARRANTIES OF VGXP; DISCLAIMER OF ADDITIONAL WARRANTIES; INDEMNIFICATION

9.1 VGXP represents and warrants to VGXAH that to its KNOWLEDGE as of the date hereof:

9.1.1        VGXP has the full authority to execute and deliver this AGREEMENT.

9.1.2        No material claim by any third party contesting the validity, enforceability, licensability, use or ownership of any of such VGXP PATENT RIGHTS has been made, is currently outstanding or is threatened against VGXP.

9.1.3        No loss or expiration of any part of the VGXP PATENT RIGHTS is currently pending.

9.2   EXCEPT AS SET FORTH IN SECTION 9.1, THE VGXP PATENT RIGHTS,  VGXP LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS AND VGXP MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO.  BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, VGXP MAKES NO REPRESENTATIONS OR WARRANTIES (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE VGXP PATENT RIGHTS, VGXP LICENSED PRODUCTS OR ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET OR TRADEMARK OR OTHER PROPRIETARY RIGHTS OF OTHERS.  VGXP SHALL NOT BE LIABLE TO VGXAH, VGXAH’S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM USE OF THE VGXP PATENT RIGHTS, VGXP LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF VGXP LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

9.3   VGXAH shall defend, indemnify and hold harmless VGXP, its trustees, officers, agents and employees (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney’s fees and expenses) (individually, a “Liability”, and collectively, the “Liabilities”) that results from or arises out of:  (a) the development, use, manufacture, promotion, sale or other disposition of any VGXP PATENT RIGHTS or VGXP LICENSED PRODUCTS by

VGXAH, its assignees, sublicensees, vendors or other third parties; (b) any breach by VGXAH of this AGREEMENT; and (c) the enforcement by an Indemnified Party of this Section.  Without limiting the foregoing, VGXAH shall defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

9.3.1     any product liability or other claim of any kind related to the use by a third party of a VGXP LICENSED PRODUCT that was manufactured, sold or otherwise disposed by VGXAH, its assignees, sublicensees, or agents, other than such Liabilities arising from or related to the inaccuracy of any representation or warranty of VGXP in Section 9.1 of this AGREEMENT; and

9.3.2     a claim by a third party that the VGXP PATENT RIGHTS or the design, composition, manufacture, use, sale, or other disposition of any VGXP LICENSED PRODUCT infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party, except to the extent that any such claim may relate to the inaccuracy of any representation or warranty in Section 9.1; and

9.3.3     clinical trials or studies conducted by or on behalf of VGXAH and/or its sublicensees relating to the VGXP LICENSED PRODUCTS, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study.

9.4   VGXAH is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on VGXP or grants any rights to the VGXP PATENT RIGHTS or VGXP LICENSED PRODUCTS without VGXP’s prior written consent.  If VGXAH fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, VGXP may assume the defense of such claim or action for the account and at the risk of VGXAH, and any Liabilities related thereto shall be conclusively deemed a liability of VGXAH.  The indemnification rights of the parties or any other Indemnified Party contained herein are in addition to all other rights which the parties or such Indemnified Party may have at law or in equity or otherwise.

9.5   Insurance

9.5.1     VGXAH shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate, as respects personal injury, bodily injury and property damage arising out of VGXAH’s performance under this AGREEMENT.

9.5.2     VGXAH shall, upon commencement of clinical trials involving VGXP LICENSED PRODUCTS, procure and maintain a policy or policies of product liability insurance in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of VGXAH’s performance of this AGREEMENT.

9.5.3     The policy or policies of insurance described in this Section 8.5 shall be issued by a recognized insurance carrier with an A.M. Best rating of “A” or better and shall name VGXP as an additional insured with respect to VGXAH’s performance of this AGREEMENT.  VGXAH shall provide VGXP with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof.  Such certificates shall provide that VGXAH’s insurance carrier(s) notify VGXP in writing at least 30 days prior to cancellation or material change in coverage.

9.6        VGXP may periodically review the adequacy of the minimum limits of liability insurance specified in Section 9.5 and VGXP reserves the right to require VGXAH to adjust the liability insurance coverages. The specified minimum insurance amounts do not constitute a limitation on VGXAH’s obligation to indemnify VGXP under this AGREEMENT.

10.           USE OF VGXP’S NAME

                VGXAH and its employees and agents shall not use, and VGXAH shall not permit its sublicensees to use, VGXP’s name or any adaptation thereof, or any VGXP seal, logotype, trademark, or service mark, or the name, mark, or logotype of any VGXP representative or organization in any way without the prior written consent of VGXP.

11.           ADDITIONAL PROVISIONS

11.1      Nothing in this AGREEMENT shall be deemed to establish a relationship of principal and agent between VGXP and VGXAH, or between or among any of either party’s agents or employees for any purpose whatsoever, nor shall this AGREEMENT be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

11.2      VGXAH is not permitted to assign this AGREEMENT or any part of it to any person or entity other than an AFFILIATE of VGXAH, either directly or by operation of law, without the prior written consent of VGXP in its sole discretion.  Any prohibited assignment of this AGREEMENT or the rights hereunder shall be null and void.  No assignment relieves VGXAH of responsibility for the performance of any accrued obligations, which it has prior to such assignment.

11.3      A waiver by either party of a breach of any provision of this AGREEMENT will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this AGREEMENT.

11.4      Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the day after the date sent if sent by public courier (e.g., Federal Express) or by Express Mail, receipt requested, and addressed as follows:

If for VGXP:	VGX Pharmaceuticals
450 Sentry Parkway
Blue Bell, PA 19422

Attention: J. Joseph Kim

If for VGXAH:	VGX Animal Health
2700 Research Forest Drive
Suite 180
The Woodlands, TX 77381

Attention: Douglas R. Kern

Either party may change its official address upon written notice to the other party and allow for ten (10) business days for the change to be effective.

11.5      This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions.  In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute.  If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the Eastern District of the Commonwealth of Pennsylvania with respect to any and all disputes concerning the subject of this AGREEMENT.

11.6      VGXP and VGXAH shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran of the Vietnam Era.

11.7      VGXAH shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this AGREEMENT.  Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations are contingent upon compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by VGXAH that VGXAH shall not export data or commodities to certain foreign countries without prior approval of such agency.  VGXP neither represents that a license is not required nor that, if required, it will issue.

11.8      If any provision of this AGREEMENT shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision, and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this AGREEMENT, and this AGREEMENT shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

11.9      This AGREEMENT, including the attachments expressly referred to herein and attached, embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter.  This AGREEMENT may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

11.10    All agreements, covenants, indemnities, obligations, rights, licenses, options, representations, and warranties set forth in this Agreement or accrued prior to Termination or Expiration of this Agreement will survive the execution, delivery, Termination, or Expiration of this Agreement and remain in full effect, unless expressly provided otherwise herein.

[SIGNATURES BY PARTIES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly-authorized representatives.

VGX PHARMACEUTICALS, INC.		VGX ANIMAL HEALTH, INC.

By: J. Joseph Kim		By: Douglas R. Kern

Name:	/s/ J. Joseph Kim	Name:	/s/ Douglas R. Kern

Title: President and CEO		Title: Vice President, Business Development

Date: September 1, 2007		Date: September 1, 2007